DLA PIPER

THE COMPANIES ACTS 1985 AND 1989
COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

PAYMENTSHIELD GROUP HOLDINGS LIMITED

(incorporated in England and Wales under registered no 5919794)
(as amended by special resolutions passed on 4 February 2011 and 11 February 2011)

The Companies Acts 1985 and 1989

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

PAYMENTSHIELD GROUP HOLDINGS LIMITED

(as amended by special resolutions passed on 4 February 2011 and 11 February 2011)

1. PRELIMINARY

These articles of association (the "**Articles**") together with the regulations contained in Table A in the Schedule to the Companies (Tables A to F) Regulations 1985 (as amended) ("Table A") shall apply to the Company save insofar as such regulations are excluded or varied hereby The Regulations 6, 8, 9, 10, 11, 24, 25, 26, 27, 28, 50, 73 to 77 (inclusive), 80, 82, 87, 89, 118 and the fifth sentence of Regulation 88 of Table A shall not apply to the Company

2. DEFINITIONS AND INTERPRETATION

2.1 In these Articles the following words and expressions shall (except where the context otherwise requires) have the following meanings -

Act means the Companies Act 1985 (as amended by the Companies Act 1989) and every other statutory modification or re enactment thereof for the time being in force

"A" Director means any Director nominated to the Board in accordance with the provisions of Article 16 by the majority of the "A" Ordinary Shareholders from time to time

"A" Ordinary Shares means the "A" Ordinary Shares of £1 00 each in the capital of the Company

"A" Ordinary Shareholder means a registered holder of any "A" Ordinary Shares from time to time

Available Profits means the profits available for distribution within the meaning of the Act

Auditors means the auditors of the Company from time to time

"B" Director means any Director nominated to the Board in accordance with the provisions of Article 17

"B" Ordinary Shares means the "B" Ordinary Shares of £1 00 each in the capital of the Company

"B" Ordinary Shareholder means a registered holder of any "B" Ordinary Shares from time to time

Bad Leaver means a Relevant Employee who is a Leaver but is not a Very Bad Leaver or a Good Leaver

Board means the board of Directors of the Company (or any duly authorised committee thereof) from time to time

Business Day means any day other than a Saturday, Sunday or English bank or public holiday

"C" Ordinary Shares means the C1 Shares, the C2 Shares, the C3 Shares, the C4 Shares, the C5 Shares, the C6 Shares, the C7 Shares, the C8 Shares, the C9 Shares, the C10 Shares the C11 Shares and the C12 Shares,

C1 Shares means the C1 Ordinary Shares of £1 00 each in the capital of the Company,

C2 Shares means the C2 Ordinary Shares of £1 00 each in the capital of the Company,

C3 Shares means the C3 Ordinary Shares of £1 00 each in the capital of the Company,

C4 Shares means the C4 Ordinary Shares of £1 00 each in the capital of the Company,

C5 Shares means the C5 Ordinary Shares of £1 00 each in the capital of the Company,

C6 Shares means the C6 Ordinary Shares of £1 00 each in the capital of the Company,

C7 Shares means the C7 Ordinary Shares of £1 00 each in the capital of the Company,

C8 Shares means the C8 Ordinary Shares of £1 00 each in the capital of the Company,

C9 Shares means the C9 Ordinary Shares of £1 00 each in the capital of the Company,

C10 Shares means the C10 Ordinary Shares of £1 00 each in the capital of the Company,

C11 Shares means the C11 Ordinary Shares of £1 00 each in the capital of the Company,

C12 Shares means the C12 Ordinary Shares of £1 00 each in the capital of the Company,

"C" Ordinary Shareholder means a registered holder of any "C" Ordinary Shares from time to time

"D" Ordinary Shares means the "D" Ordinary Shares of £1 00 each in the capital of the Company

"D" Ordinary Shareholder means a registered holder of any "D" Ordinary Shares from time to time

Deferred Shares means the deferred shares of £1 00 each in the capital of the Company

Delegated Authority Agreement means the agreement between the Shareholders and the Company dated on or around 8th November 2006 pursuant to which certain powers and authorities are delegated to a committee of the Board,

Directors means the directors of the Company from time to time

E Equity Return shall have the meaning in Article 7 11 2,

"E" Ordinary Shares means the "E1" Ordinary Shares and the "E2" Ordinary Shares

"E" Ordinary Shareholder means a registered holder of any "E" Ordinary Shares from time to time

"E1" Ordinary Shares or E1 Shares means the E1 Ordinary Shares of £1 00 each in the capital of the Company

"E2" Ordinary Shares or E2 Shares means the E2 Ordinary Shares of £1 00 each in the capital of the Company

Employee Trust means any trust established to enable or facilitate the holding of Shares by, or for the benefit of, all or most of the bona fide employees of any Group Company

Equity Shares means the "A" Ordinary Shares, the "B" Ordinary Shares, the "C" Ordinary Shares, the "D" Ordinary Shares, the "E" Ordinary Shares and the "F" Ordinary Shares and any shares derived therefrom (other than the Deferred Shares) whether by redesignation, consolidation or sub division or by way of rights or bonus issue or otherwise for the time being in issue

Exit Event or Exit means any one of the following events

(a) the obtaining of a Quotation,

(b) the entering into of an unconditional agreement for a Share Sale, or

(c) where an agreement for a Share Sale is conditional in any respect, that agreement becomes unconditional in all respects

F Equity Return shall be as defined in Article 4 4 3(b)

"F" Ordinary Shares means the F1 Shares, the F2 Shares, the F3 Shares, the F4 Shares, the F5 Shares, the F6 Shares, the F7 Shares, the F8 Shares, the F9 Shares, the F10 Shares, the F11 Shares, the F12 Shares, the F13 Shares, the F14 Shares, the F15 Shares, the F16 Shares, the F17 Shares, the F18 Shares, the F19 Shares and the F20 Shares,

F1 Shares means the F1 Ordinary Shares of £1 00 each in the capital of the Company,

F2 Shares means the F2 Ordinary Shares of £1 00 each in the capital of the Company,

F3 Shares means the F3 Ordinary Shares of £1 00 each in the capital of the Company,

F4 Shares means the F4 Ordinary Shares of £1 00 each in the capital of the Company,

F5 Shares means the F5 Ordinary Shares of £1 00 each in the capital of the Company,

F6 Shares means the F6 Ordinary Shares of £1 00 each in the capital of the Company,

F7 Shares means the F7 Ordinary Shares of £1 00 each in the capital of the Company,

F8 Shares means the F8 Ordinary Shares of £1 00 each in the capital of the Company,

F9 Shares means the F9 Ordinary Shares of £1 00 each in the capital of the Company,

F10 Shares means the F10 Ordinary Shares of £1 00 each in the capital of the Company,

F11 Shares means the F11 Ordinary Shares of £1 00 each in the capital of the Company,

F12 Shares means the F12 Ordinary Shares of £1 00 each in the capital of the Company,

F13 Shares means the F13 Ordinary Shares of £1 00 each in the capital of the Company,

F14 Shares means the F14 Ordinary Shares of £1 00 each in the capital of the Company,

F15 Shares means the F15 Ordinary Shares of £1 00 each in the capital of the Company,

F16 Shares means the F16 Ordinary Shares of £1 00 each in the capital of the Company,

F17 Shares means the F17 Ordinary Shares of £1 00 each in the capital of the Company,

F18 Shares means the F18 Ordinary Shares of £1 00 each in the capital of the Company,

F19 Shares means the F19 Ordinary Shares of £1 00 each in the capital of the Company,

F20 Shares means the F20 Ordinary Shares of £1 00 each in the capital of the Company,

"F" Ordinary Shareholder means a registered holder of any "F" Ordinary Shares from time to time

Fair Price shall be as defined in Article 11 5

Family Trust shall be as defined in Article 9 1 5

Financial Services Authority means the Financial Services Authority or any body with responsibility under legislation replacing the FSMA for carrying out regulatory actions

FSMA means the Financial Services and Markets Act 2000

Good Leaver means a Relevant Employee who

(a) ceases to be employed by a Group Company (or Towergate Group Company, in the case of an "A" Ordinary Shareholder) as a result of his death,

(b) is dismissed or resigns from a Group Company (or Towergate Group Company, in the case of an "A" Ordinary Shareholder) by reason of his permanent incapacity,

(c) retires from a Group Company (or Towergate Group Company, in the case of an "A" Ordinary Shareholder) once he has reached the age of 65, or

(d) has been given notice by a Group Company (or Towergate Group Company, in the case of an "A" Ordinary Shareholder) to terminate his employment (other than a notice of summary dismissal which results in that person being classed as a Very Bad Leaver)

Group means the Company and its subsidiary undertakings from time to time and references to a **member of the Group**, a **Group member** or **Group Company** shall be construed accordingly

Independent Expert means a partner of at least 10 years' standing at a leading UK firm of accountants (acting as an expert and not as an arbitrator) nominated by the parties concerned or, in the event of disagreement as to nomination, appointed by the President from time to time of the Institute of Chartered Accountants in England and Wales

Issue Price means the price at which the relevant Share is issued, being the aggregate of the amount paid up or credited as paid up in respect of the nominal value thereof and any share premium thereon

Leaver means

(a) any Shareholder who ceases, or has ceased, to be a Relevant Employee,

(b) any Shareholder who is (or is the nominee of) a Privileged Relation of any person who ceases to be a Relevant Employee,

(c) any Shareholder who is (or is the nominee of) the trustee of a Family Trust of any person who ceases to be a Relevant Employee in respect of the Shares held on behalf of such person or on behalf of any Privileged Relation of such person,

(d) any Shareholder holding Shares as a result of a transfer made after 8 November 2006 by a person in relation to whom such Shareholder was a permitted transferee under the provisions of Article 9 (Permitted Transfers) who ceases to be a permitted transferee in relation to such person, including, without limitation, any Shareholder who ceases to be the spouse of a Relevant Employee,

(e) any person who holds or becomes entitled to any Shares

(i) following the death of a Shareholder who is a Relevant Employee,

(ii) following the bankruptcy of a Shareholder (if an individual) who is a Relevant Employee or the receivership, administrative receivership, administration, liquidation or other arrangement for the winding-up (whether solvent or insolvent) of a Shareholder (if a company), or

(iii) following the exercise of an option after ceasing to be a Relevant Employee, or

(f) any Shareholder holding Shares as a nominee for any person who ceases, or who has ceased, to be a Relevant Employee in respect of the Shares held on behalf of such person

Leaver's Shares means all of the Shares held by a Leaver, or to which he is entitled, on the Leaving Date and any Shares acquired by a Leaver after the Leaving Date under an employee share scheme

Leaving Date means the date on which the relevant person becomes a Leaver,

Members Agreement means the agreement between the Company and the Shareholders dated on or around 8th November 2006 as amended from time to time,

Plan Target shall have the meaning set out in the Members Agreement,

Privileged Relation shall be as defined in Article 9 1 5

Put Option means the put option agreement between the Shareholders entered into on or around 8 November 2006

Quotation means the admission of the whole of any class of the issued share capital of the Company to the Official List of the Financial Services Authority and to trading on the London Stock Exchange's market for listed securities or to trading on the Alternative Investment Market of the London Stock Exchange

Redesignation Date means 12 noon on the third anniversary of 8th November 2006 or, if earlier, the time at and date upon which an Exit Event occurs

Relevant Employee shall mean

(a) an employee of the Company or any other Group Company (other than an "A" Ordinary Shareholder), or

(b) a Director or a director of any other Group Company (other than an "A" Ordinary Shareholder), or

(c) in the case of an "A" Ordinary Shareholder, an employee and/or director of any member of the Towergate Group

Sale Notice shall be as defined in Article **Error! Reference source not found.**

Share means any ordinary share in the capital of the Company,

Shareholder means any holder of any Share from time to time

Share Sale means completion of any transaction whereby any person or group of persons acting in concert (as defined in the City Code on Takeovers and Mergers) purchases not less than 90% in nominal value of the Equity Shares

Towergate Affiliate means each of

(a) those companies in which any member of the Towergate Group or any director or shareholder of the Towergate Group holds from time to time shares conferring the right to exercise 10 per cent or more of the votes which could be cast on a poll at a general meeting of such company, or

(b) any connected person (having the meaning given in section 839 of the Income and Corporation Taxes Act 1988) of any member of the Towergate Group or any employee, director or shareholder of the Towergate Group, or

(c) any person acting in concert (having the meaning given to it in the City Code on Takeovers and Mergers) with any member of the Towergate Group or any director or shareholder of the Towergate Group

Towergate Group means Towergate Partnership Limited (company number 03405221) and any of its subsidiary or holding companies or subsidiaries of any such holding company from time to time and references to a **member of the Towergate Group**, or **Towergate Group Company** shall be construed accordingly

Very Bad Leaver means a Relevant Employee who ceases to be an employee, director or consultant of the Company or any Group Company (or any Towergate Group Company, in the case of an "A" Ordinary Shareholder) as a result of such person being summarily dismissed (including summary dismissal after the date of any notice of resignation served by such person (if any)) in circumstances where the Company or Group Company (or Towergate Group Company in the case of an "A" Ordinary Shareholder) is not liable to pay him compensation for the cessation of his employment other than compensation required by statute or statutory instrument

2.2 Words incorporating the masculine gender only include the feminine and neuter genders and words incorporating the singular number only include the plural and vice versa

2.3 Articles headings are for ease of reference only and do not affect the construction or interpretation of these Articles

2.4 References to persons shall include bodies corporate unincorporated associations and partnerships

2.5 Words and expressions defined in or for the purposes of the Act or Table A shall have the same meanings in these Articles unless the context otherwise requires

2.6 Without prejudice to the provisions of Section 738 of the Act the expressions **"paid up"** or **"paid up value"** as used in relation to any part of the share capital of the Company shall mean the total amount paid up, or credited as paid up, on the relevant Shares including any premium paid up or credited as paid up thereon

2.7 Any class of Shareholder giving a written direction, written consent or written notice shall, unless these Articles expressly provide otherwise, mean the giving of such a direction, consent or notice by the holders of not less than 50% in nominal value of such class of Shares in issue from time to time

2.8 In construing these Articles, general words introduced by the word **"other"** shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words

3. SHARE CAPITAL

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4. SHARE RIGHTS

The rights and restrictions attaching to the "A" Ordinary Shares, the "B" Ordinary Shares, the "C" Ordinary Shares, the "D" Ordinary Shares, the "E" Ordinary Shares and the "F" Ordinary Shares shall be as follows -

4.1 As regards income

4.1.1 Subject to the provisions of Article 4 1 2 below, any Available Profits which the Company may determine and distribute in respect of any financial year shall be distributed in such amounts and in respect of such class or classes of Share as the Board, or any duly authorised committee thereof, may determine at the relevant time

4.1.2 Notwithstanding the provisions of Article 4 1 1, except to the extent that the Shareholders and the Board agree otherwise or as set out in the Delegated Authority Agreement, any dividends paid under these Articles at any time

(a) up to and excluding the Redesignation Date shall belong to and be paid as to 80% to the holders of the "A" Ordinary Shares as a class, and as to 8 2275% to the holders of "B" Ordinary Shares, 4 2725% to the holders of "C" Ordinary Shares, 3 5261% to the holders of "D" Ordinary Shares, 2 2596% to the holders of "E1" Ordinary Shares, 0 6429% to the holders of "E2" Ordinary Shares and 1 0714% to the holders of "F" Ordinary Shares and any dividends so payable to the holders of the Shares of a particular class shall be payable pro-rata to their holdings of such class,

(b) from and including the Redesignation Date (having applied the

provisions in Article 7 (Redesignation Rights), amongst the Shareholders pro-rata to numbers of the "A" Ordinary Shares, the "B" Ordinary Shares, the "C" Ordinary Shares, the "D" Ordinary Shares, the "E" Ordinary Shares and the "F" Ordinary Shares in issue and held by them respectively

4.1.3 All accruals (and arrears) of the dividends are payable in full on an Exit Event or return of capital

4.1.4 If the Company fails to pay in full any dividend on the due date in question (for whatever reason), the Company will pay to the relevant Shareholders on account of the relevant dividend the maximum sum (if any) which can lawfully be paid by the Company and all arrears will become a debt of the Company and shall be carried forwards until such time as the Company is lawfully able to pay all or any part thereof, whereupon the Company will pay on account of any outstanding balance such amount as can lawfully be paid (in priority to any subsequent dividend which may have been declared) and this procedure will continue until such time as the relevant arrears have been paid in full

4.2 As regards capital

On a return of assets whether in a winding up or reduction of capital or otherwise (except in the case of the redemption of Shares of any class or the purchase by the Company of its own Shares) the assets and retained profits of the Company available for distribution among the members shall be distributed as follows and in the following order of priority

4.2.1 first, any declared but unpaid arrears and or accruals of dividends on any Shares,

4.2.2 thereafter, at any time

(a) up to but excluding the Redesignation Date, 80% of such assets to the "A" Ordinary Shareholders and the balance of such assets to the remaining Shareholders (as to 8 2275% to the holders of "B" Ordinary Shares, 4 2725% to the holders of "C" Ordinary Shares, 3 5261% to the holders of "D" Ordinary Shares, 2 2596% to the holders of "E1" Ordinary Shares, 0 6429% to the holders of "E2" Ordinary Shares and 1 0714% to the holders of "F" Ordinary Shares) in each case to be paid to the holders within each of the above classes pro-rata to numbers of the "A" Ordinary Shares, the "B" Ordinary Shares, the "C" Ordinary Shares, the "D" Ordinary Shares, the "E" Ordinary Shares and (save to the extent that the provisions in Article 4 4 shall apply to the contrary in respect of the "F" Ordinary Shares) the "F" Ordinary Shares in issue and held by them respectively, and

(b) from and including the Redesignation Date (having applied the provisions in Article 7 (Redesignation Rights), amongst the Shareholders pro-rata to numbers of the "A" Ordinary Shares, the "B" Ordinary Shares, the "C" Ordinary Shares, the "D" Ordinary Shares, the "E" Ordinary Shares and (save to the extent that the provisions in Article 4 4 shall apply to the contrary in respect of the "F" Ordinary Shares) the "F" Ordinary Shares in issue and held by them respectively

For the avoidance of doubt, the proceeds payable to the Shareholders on an Exit shall be applied in the relative priorities and apportioned according to the provisions in Articles 4 2 1 (if applicable) and 4 2 2(b) following any redesignation of Shares in accordance with Article 7

4.3 **As regards voting**

4 3.1 Subject to the provisions of Articles 4 3 2 and 10 2 2 below, the "A" Ordinary Shareholders, the "B" Ordinary Shareholders, the "C" Ordinary Shareholders, the "D" Ordinary Shareholders, the "E" Ordinary Shareholders and the "F" Ordinary Shareholders shall be entitled to receive notice of, attend and vote at any general meeting of the Company

4.3.2 Notwithstanding the provisions of Article 4 3 1, up to and excluding the Redesignation Date, the total number of votes attaching to the "B" Ordinary Shares, the "C" Ordinary Shares, the "D" Ordinary Shares, the "E" Ordinary Shares and the "F" Ordinary Shares in issue from time to time shall be restricted as to 8 2275% to the holders of "B" Ordinary Shares, 4 2725% to the holders of "C" Ordinary Shares 3 5261% to the holders of "D" Ordinary Shares, 2 2596% to the holders of "E1" Ordinary Shares, 0 6429% to the holders of "E2" Ordinary Shares and 1 0714% to the holders of "F" Ordinary Shares and the voting entitlement of each "B" Ordinary Shareholder, "C" Ordinary Shareholder, "D" Ordinary Shareholder, "E" Ordinary Shareholder and "F" Ordinary Shareholder shall be adjusted pro-rata accordingly All other votes shall attach to the "A" Ordinary Shares

4.3.3 Save as otherwise provided in these Articles, Regulation 54 of Table A shall apply to the voting rights of the members of the Company

4.4 **"F" Ordinary Shares**

4.4.1 Of the "F" Ordinary Shares authorised in the capital of the Company, 24,500 "F1" Shares shall be in issue at the date of the adoption of these Articles Save to the extent that the provisions in this Article 4 4 shall apply, the "F1" Shares

shall in terms of voting rights and in respect of income and return of capital, have the rights attached thereto and rank in all respects with the "F" Ordinary Shares in accordance with the provisions in Articles 4 1, 4 2 and 4 3

4.4.2 If, at any time and from time to time after the date of adoption of these Articles, any further F Ordinary Shares are allotted and issued then the number of F Ordinary Shares comprising such further allotment and issue shall on each occasion become a sub-class of F Ordinary Shares, each such sub-class being consecutively numbered after the last preceding such class issued (e g "F2" Shares, "F3" Shares, "F4" Shares etc through to "F20" Shares, together with the "F1" Shares, shall each be an **"F Sub-class"**) and the provisions in Article 4 4 3 shall apply in determining the rights attached to each such F Sub-class and any corresponding adjustment to the rights attached to the "F1" Shares then in issue

4.4.3 Shares comprising an F Sub-class not then already allotted and in issue in the capital of the Company may be so allotted and issued at any time provided that

(a) the Shares comprising any single F Sub-class may only be issued simultaneously in one single tranche comprising such number of Shares as may be determined by the Board, provided always that the number of issued Shares comprised in all F Sub-classes shall not, in aggregate, exceed 24,499 so that (following the application of Article 4 4 3(g)) the number of "F1" Shares in issue can never be less than 1 "F1" Share,

(b) on or before the allotment and issue of any Shares comprising an F Sub-class, the Board shall use reasonable endeavours to determine the market value of the Company at the date thereof for the purposes of attributing a threshold to that relevant F Sub-class (**"Realisation Threshold"**) below which that relevant F Sub-class will have no right to participate in F Equity Return For the purposes of this Article **"F Equity Return"** means the aggregate realisation or proceeds available to the "F" Ordinary Shareholders as a whole on Exit, or return of capital or winding up,

(c) the Realisation Threshold attached to the Shares comprising each F Sub-class from time to time issued shall be documented in a written minute of the Board and also clearly annotated and recorded on the relevant page(s) in the register of members of the Company in respect of which the members holding the relevant F Sub-class are recorded and the Realisation Threshold(s) so documented and recorded in respect of an F Sub-class shall be binding and apply without question to the relevant F Sub-class as if set out in full herein,

(d) in respect of any particular F Sub-class (for this purpose the **"Relevant F Sub-class"**), the right to participate in F Equity Return which is below the Realisation Threshold applicable to that Relevant F Sub-class shall be attributed either

(i) if there are no other F Sub-classes in issue which have a Realisation Threshold which is less than the Realisation Threshold of the Relevant F Sub-class, to the "F1" Shares, or

(ii) if and to the extent that there are F Sub-classes in issue (other than F1 Shares) which have a Realisation Threshold which is less than that for the Relevant F Sub-class (for this purpose such F Sub-class(es) with a lower Realisation Threshold being **"Participating F Class(es)"**), pro rata to the "F1" Shares and the Participating F Classes in proportion to the amounts paid up or credited as paid up on them, but subject always to any F Equity Return below the relevant Realisation Threshold applicable to a Participating F Class being in turn subject to the application of this Article 4 4 3(d) as if the Participating F Class is a Relevant F Sub-Class for that purpose,

(e) in respect of any Relevant F Sub-class (as defined above), the right to participate in an F Equity Return which is above the Realisation Threshold applicable to that Relevant F Sub-class (**"Relevant Threshold"**) shall be attributed pro rata to the "F1" Shares, the Relevant F Sub-Class and any other F Sub-class which has a Realisation Threshold which is lower than or equal to the Relevant Threshold, in proportion to the amounts paid up or credited as paid up on them, save that, if there is another F Sub-class in issue which has a higher Realisation Threshold than the Relevant Threshold (**"Higher Threshold"**), if and to the extent that F Equity Returns reach the Higher Threshold, the apportionment of F Equity Return above that Higher Threshold shall in turn be subject to the application of this Article 4 4 3(e) as if the F Sub-Class with the Higher Threshold is a Relevant F Sub-Class for that purpose

(f) the provisions in this Article 4 4 3 shall be deemed to vary the provisions regarding return of capital in Article 4 2 to the extent set out above (but in all other respects the provisions regarding voting in Article 4 3 and income in Article 4 1 shall remain unaffected) but, for the avoidance of doubt, the effect of these provisions shall only be to

adjust the relative apportionment of F Equity Return as between relevant F Sub-classes and shall not have the effect of reducing or increasing the overall F Equity Return to the "F" Ordinary Shares as a whole, and

(g) conditionally upon the issue of Shares of any F-Sub Class, an equal number of "F1" Shares shall automatically be redesignated into Deferred Shares such that, for each 1 new F Share issued, 1 "F1" Share is redesignated into a Deferred Share, the resultant effect being that the aggregate number of "F" Ordinary Shares in issue from time to time shall always be

(i) prior to the application of the provisions in Article 7, 25,000 F "Ordinary Shares, and

(ii) following the application of the provisions in Article 7, such number of "F" Ordinary Shares as shall be derived from the application of Article 7 9

4.5 Deferred Shares

The rights attaching to the Deferred Shares shall be as follows

4.5.1 The Deferred Shares shall not be entitled to any dividend or distribution, whether pursuant to these Articles or otherwise As permitted by section 91 of the Act, section 89(1) and section 90(1) to (5) and section 90(6) of the Act shall apply as if the Deferred Shares were not relevant shares within the meaning of section 94(5) of the Act

4.5.2 The Deferred Shares shall not entitle the holders of such Deferred Shares to receive notice of or to attend or vote at any general meeting of the Company by virtue of their holdings of any such Deferred Shares

4.5.3 Subject to the provisions of the Companies Act 1985 (as amended from time to time), the Company shall be entitled to repurchase the Deferred Shares for a sum of £1 in aggregate payable to each holder of such Deferred Shares

4.5.4 The Deferred Shares are not transferable

4.5 5 The holder of each Deferred Share has the right to receive, after all share capital (including premium) on the Shares in issue has been paid, £1 for every £100,000,000,000 of capital returned

5 MODIFICATION OF RIGHTS

5.1 Subject to the Act, all or any of the rights for the time being attached to any class of Shares for the time being in issue may from time to time (whether or not the Company is being wound up) be altered or abrogated with the written consent of the holders of not less than three quarters in nominal value of the issued Shares of that class or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of such class of Shares To any such separate general meeting all the provisions of these Articles as to general meetings of the Company shall mutatis mutandis apply except that the necessary quorum shall be one or more persons holding or representing by proxy not less than one third of the issued Shares of the class (provided that where all the Shares of a class are registered in the name of one holder that holder present in person or by proxy may constitute a meeting) and that every holder of Shares of the class shall be entitled on a poll to one vote for every such Share held by him and that any holder of Shares of the class present in person or by proxy may demand a poll and that at any adjourned meeting of such holders, one holder present in person or by proxy (whatever the number of Shares held by him) shall be a quorum

5.2 Without prejudice to the generality of Article 5 1, the class rights attached to the "B" Ordinary Shares, the "C" Ordinary Shares, the "D" Ordinary Shares, the "E" Ordinary Shares and the "F" Ordinary Shares (taken together as if the same constituted one class of Share for the purposes of any consent) shall be deemed to be varied by

5.2.1 the entering into of any new agreement with the underwriters/providers or proposed underwriters/providers of the products made or to be made available by the Group, any material variation to the terms of any such agreement or any exercise of any material discretion exercisable by the Group under such agreement,

5.2.2 the making of any material change in the intermediary commission structures or levels paid by the Group,

5.2.3 the making of any material change in the nature of the business of the Group,

5.2.4 the disposal of the whole or a significant part of an undertaking or a subsidiary undertaking by any member of the Group, or

5 2.5 the entering into, termination or variation of any contract or arrangement which is not (or would not be as a result of any variation) on commercial or bona fide arm's length terms between (1) any Group Company and (2) any Towergate Group Company or Towergate Affiliate, including the variation of the benefits under such a contract or arrangement, and the waiver of any breach of such a contract or arrangement,

5.2.6 the change in location of existing or planned offices of the Group in Southport or Edinburgh,

5.2.7 the entering into by any member of the Group of any contract or arrangement outside the ordinary course of trading or otherwise at arm's length,

5.2.8 the variation of the authorised or issued share capital of the Company or the issue of any equity securities by any member of the Group, or the creation or the granting of any option or other right to subscribe for or convert into Shares in the capital of, or any other equity securities of, any member of the Group, or the variation of the rights attaching to the Shares in the capital of any member of the Group, other than pursuant to the terms of these Articles,

5.2.9 the alteration of the memorandum of association or articles of association of the Company in a way which will have a detrimental effect on the rights attaching to any class of Share (other than the "A" Ordinary Shares),

5.2.10 any increase in the total aggregate annual remuneration (payable by the Group) of the "A" Directors beyond an aggregate of £125,000, save for any increase in line with the rate of inflation from time to time reflected by any increase in the Retail Prices Index published by the Department of Employment (or such similar index as may be published in its place),

5.2.11 the taking of any steps to wind-up or dissolve any trading Group member, and

5.2.12 the declaration and/or payment of any dividend or distribution by the Company other than in accordance with the Delegated Authority Agreement

6. ISSUE OF NEW SHARES

6.1 Subject to Article 5, any new Shares from time to time created shall before they are issued be offered to the holders of the Equity Shares in proportion (as nearly as may be) to the nominal amount of their existing holdings of Equity Shares (of whatever class) at that time, and so that the Shares so created and offered shall be pro-rata to the number of Shares of each class in issue at such time and offered such that "A" Ordinary Shares shall be offered to "A" Ordinary Shareholders, "B" Ordinary Shares shall be offered to "B" Ordinary Shareholders, "C" Ordinary Shares shall be offered to "C" Ordinary Shareholders, "D" Ordinary Shares shall be offered to "D" Ordinary Shareholders, "E" Ordinary Shares shall be offered to "E" Ordinary Shareholders and "F" Ordinary Shares shall be offered to "F" Ordinary Shareholders The offer shall be made by notice specifying the number and class of Shares offered and the price per Share and limiting a time (not being less than 10 days nor greater than 20 days) within which the offer if not accepted will be deemed to be declined After the expiration of such time, or on the receipt of an indication from the person(s) to whom the offer is made that it/he/they decline(s) to accept the Shares offered or any of them

the Directors shall offer the Shares declined in like manner (save that the minimum period for acceptance may be seven days) to the other holders of Shares who have agreed to subscribe for all the Shares initially offered to them in proportion (as nearly as may be) to the nominal amount of their existing holdings of Equity Shares (of whichever class) If the Shares comprised in such further offer are declined or deemed to be declined the further offer shall be withdrawn

6.2 In the event that all or any of the Shares to which Article 6 1 apply are not subscribed for in accordance with the provisions of Article 6 1, the Directors may offer such Shares to a third party, to be approved in advance by a majority of the "A" Ordinary Shareholders, and (subject to these Articles and the provisions of Section 80 of the Act) such Shares shall, notwithstanding the provisions of Article 5 2 8, be at the disposal of the Directors who may allot, grant options over or otherwise dispose of them to such persons at such times and generally on such terms and conditions as they think proper provided that -

6.2.1 no Shares shall be issued at a discount,

6.2.2 no Shares to which Article 6 1 applies shall be issued more than three months after the expiry of the period for acceptance of the last offer of such Shares made under Article 6 1 unless the procedure set out in Article 6 1 is repeated in respect of such Shares, and

6.2.3 no Shares shall be issued at a price less than that at which they were offered to the members of the Company in accordance with Article 6 1 and so that (if the Directors are proposing to issue such Shares wholly or partly for non-cash consideration) the cash value of such consideration for the purposes of this sub-paragraph shall be as reasonably determined by the Auditors whose determination shall be final and binding on the Company and each of its members

6.3 The provisions of Articles 6 1 and 6 2 shall mutatis mutandis apply to all equity securities (as defined in Section 94(2) of the Act) of the Company from time to time created

6.4 The provisions of Sections 89(1) and 90(1) to (6) of the Act shall not apply to the Company

6.5 Each of the Shareholders waives any right of pre-emption in respect of and the provisions in Articles 6 1 to 6 3 (inclusive) shall not apply to

6.5.1 the allotment and issue of any "F" Ordinary Share in accordance with the provisions in Article 4 4, and

6.5.2 the allotment and issue of up to 976 C4 Shares and 9024 "D" Ordinary Shares to any person appointed by the Board to role of insurance director of the Company

7. **REDESIGNATION RIGHTS**

7.1 In this Article 7 (Redesignation Rights), save where the context requires otherwise, the following expressions shall have the following meanings

First Target Projection shall have the meaning set out in the Members Agreement

Management Percentage means the percentage of the issued Equity Shares represented by issued "B" Ordinary Shares, "C" Ordinary Shares, "D" Ordinary Shares, "E" Ordinary Shares and "F" Ordinary Shares immediately before the Redesignation Date and before the redesignation of any "B" Ordinary Shares, "C" Ordinary Shares, "D" Ordinary Shares, "E" Ordinary Shares and "F" Ordinary Shares pursuant to Article 7 or, for the avoidance of doubt, Article 7 10

Second Target Projection shall have the meaning set out in the Members Agreement

Target Projections means each of the First Target Projection the Second Target Projection and the Third Target Projection

Third Target Projection shall have the meaning set out in the Members Agreement

7.2 The purpose of this Article 7 is to adjust the share capital of the Company so that the Management Percentage shall be reduced on the Redesignation Date, by the Redesignation of "B" Ordinary, "C" Ordinary, "D" Ordinary Shares, "E" Ordinary Shares and "F" Ordinary Shares into Deferred Shares in accordance with Articles 7 3 to 7 10 (inclusive) if any or all of the Target Projections are not met by the Group as follows

7.2.1 firstly, if

(a) 100% or over of the First Target Projection is achieved, the Management Percentage shall not be reduced, or

(b) 80% or less of the First Target Projection is achieved, the Management Percentage shall be reduced by 3 75%, or

(c) over 80% but less than 100% of the First Target Projection is achieved, the Management Percentage shall be reduced accordingly on a straight-line basis between 3 75% and zero, and

7.2.2 secondly, in addition to any reduction in the Management Percentage made in accordance with Article 7 2 1 above, if

(a) 100% or over of the Second Target Projection is achieved, the Management Percentage shall not be reduced, or

(b) 80% or less of the Second Target Projection is achieved, the Management Percentage shall be reduced by 3 75%, or

(c) over 80% but less than 100% of the Second Target Projection is achieved, the Management Percentage shall be reduced accordingly on a straight-line basis between 3 75% and zero, and

7.2.3 thirdly, in addition to any reductions in the Management Percentage made in accordance with Articles 7 2 1 and 7 2 2 above, if

(a) 140% or over of the Third Target Projection is achieved, the Management Percentage shall not be reduced, or

(b) 100% or less of the Third Target Projection is achieved, the Management Percentage shall be reduced by 2 5%, or

(c) over 100% but less than 140% of the Third Target Projection is achieved, the Management Percentage shall be reduced accordingly on a straight-line basis between 2 5% and zero,

and, for the avoidance of doubt, each of the Target Projections is a separate and independent target to be achieved by the Group for the purposes of the operation of the redesignation (if any) of "B" Ordinary, "C" Ordinary, "D" Ordinary Shares, "E" Ordinary Shares and "F" Ordinary Shares pursuant to this Article 7, and the maximum aggregate reduction to the Management Percentage shall be 10%

7.3 If there shall be a reduction to the Management Percentage then

7.3.1 a number of the "B" Ordinary Shares shall automatically be redesignated into a number of Deferred Shares and the number of such "B" Ordinary Shares which automatically redesignate into Deferred Shares shall be determined in accordance with the provisions of 7 4,

7.3.2 a number of the "C" Ordinary Shares shall automatically be redesignated into a number of Deferred Shares and the number of such "C" Ordinary Shares which automatically redesignate into Deferred Shares shall be determined in accordance with the provisions of Article 7 5,

7.3.3 a number of the "D" Ordinary Shares shall automatically be redesignated into a number of Deferred Shares and the number of such "D" Ordinary Shares which automatically redesignate into Deferred Shares shall be determined in

accordance with the provisions of Article 7 6,

7.3.4 a number of the E1 Shares shall automatically be redesignated into a number of Deferred Shares and the number of such E1 Shares which automatically redesignate into Deferred Shares shall be determined in accordance with the provisions of Article 7 7,

7.3.5 a number of the E2 Shares shall automatically be redesignated into a number of Deferred Shares and the number of such E2 Shares which automatically redesignate into Deferred Shares shall be determined in accordance with the provisions of Article 7 8, and

7.3.6 a number of the "F" Ordinary Shares shall automatically be redesignated into a number of Deferred Shares and the number of such "F" Ordinary Shares which automatically redesignate into Deferred Shares shall be determined in accordance with the provisions of Article 7 9,

7.4 The number of "B" Ordinary Shares to be redesignated into Deferred Shares shall be determined in accordance with the following formula

$$BtoCon = B - \left[\left[\frac{700{,}000}{[RMP + 70]}\right] x8\ 2275\right]$$

where

BtoCon means the number of B Ordinary Shares that are to be automatically redesignated to Deferred Shares,

B means the means the number of B Ordinary Shares that are in issue immediately before any of the B Ordinary Shares are automatically redesignated to Deferred Shares,

RMP means the aggregate amount by which the Management Percentage shall be reduced being a number between 0 and 10 and as determined in accordance with Article 7 2,

7.5 The number of "C" Ordinary Shares to be redesignated into Deferred Shares shall be determined in accordance with the following formula

$$CtoCon = C - \left[\left[\frac{700{,}000}{[RMP + 70]}\right] x4\ 2725\right]$$

where

CtoCon means the number of C Ordinary Shares that are to be automatically redesignated to Deferred Shares,

C means the means the number of C Ordinary Shares that are in issue immediately before any of the C Ordinary Shares are automatically redesignated to Deferred Shares,

RMP means the aggregate amount by which the Management Percentage shall be reduced

being a number between 0 and 10 and as determined in accordance with Article 7 2,

7.6 The number of "D" Ordinary Shares to be redesignated into Deferred Shares shall be determined in accordance with the following formula

$$DtoCon = D - \left[\left[\frac{700{,}000}{[RMP + 70]}\right] x \left[8\ 2275 - \left[\left[\frac{8\ 2275}{17\ 5}\right] xRMP\right]\right]\right]$$

where

DtoCon means the number of D Ordinary Shares that are to be automatically redesignated to Deferred Shares,

D means the means the number of D Ordinary Shares that are in issue immediately before any of the D Ordinary Shares are automatically redesignated to Deferred Shares,

RMP means the aggregate amount by which the Management Percentage shall be reduced being a number between 0 and 10 and as determined in accordance with Article 7 2,

7.7 The number of E1 Shares to be redesignated into Deferred Shares shall be determined in accordance with the following formula

$$E1toCon = E - E2AC - \left[\left[\frac{700{,}000}{[RMP + 70]}\right] x \left[5\ 2725 - \left[\left[\frac{5\ 2725}{17\ 5}\right] xRMP\right]\right]\right]$$

where

E1oCon means the number of E Ordinary Shares that are to be automatically redesignated to Deferred Shares,

E1 means the means the number of E1 Shares that are in issue immediately before any of the E1 Shares are automatically redesignated to Deferred Shares,

RMP means the aggregate amount by which the Management Percentage shall be reduced being a number between 0 and 10 and as determined in accordance with Article 7 2,

E2AC means the number of E2 Shares in issue immediately following the redesignation of E2 Shares in accordance with Article 7 8 but before any (if any) further redesignation of E2 Shares in accordance with Article 7 11,

7.8 The number of E2 Shares to be redesignated into Deferred Shares shall be determined in accordance with the following formula

$$E2toCon = E2 - \left[\left[\frac{700{,}000}{[RMP + 70]}\right] x \left[1\ 5 - \left[\left[\frac{1\ 5}{17\ 5}\right] xRMP\right]\right]\right]$$

where

E2toCon means the number of E Ordinary Shares that are to be automatically redesignated to Deferred Shares,

E2 means the means the number of E2 Shares that are in issue immediately before any of the E2 Shares are automatically redesignated to Deferred Shares,

RMP means the aggregate amount by which the Management Percentage shall be reduced being a number between 0 and 10 and as determined in accordance with Article 7 2,

7.9 The number of "F" Ordinary Shares to be redesignated into Deferred Shares shall be determined in accordance with the following formula

$$FtoCon = F - \left[\left[\frac{700{,}000}{[RMP + 70]}\right] x \left[2\ 5 - \left[\left[\frac{2\ 5}{17\ 5}\right] xRMP\right]\right]\right]$$

where

FtoCon means the number of F Ordinary Shares that are to be automatically redesignated to Deferred Shares,

F means the means the number of F Ordinary Shares that are in issue immediately before any of the F Ordinary Shares are automatically redesignated to Deferred Shares,

RMP means the aggregate amount by which the Management Percentage shall be reduced,

7.10 Any redesignation pursuant to this Article 7 shall be made on the following terms

7.10.1 redesignation shall take effect immediately on the Redesignation Date at no cost to the "B" Ordinary Shareholders, "C" Ordinary Shareholders, "D" Ordinary Shareholders, "E" Ordinary Shareholders or "F" Ordinary Shareholders,

7.10.2 Reference in this Article to a number of Ordinary Shares to be redesignated, expressed in formulas as "B*toCon*", "C*toCon*", "D*toCon*", "E1*toCon*", "E2*toCon*" or "F*toCon*" or similar, shall be rounded up to the nearest whole Ordinary Share if the result of applying the same would result in a fractional share redesignation

7.10.3 Redesignation Shares pursuant to the provisions of Articles 7 1 to 7 9 (inclusive) shall be applied on a pro-rata basis to the number of "B" Ordinary Shares held by a holder of "B" Ordinary Shares in the case of a redesignation of "B" Ordinary Shares, shall be applied on a pro-rata basis to the number of "C" Ordinary Shares held by a holder of "C" Ordinary Shares in the case of a redesignation of "C" Ordinary Shares, shall be applied on a pro-rata basis to the number of "D" Ordinary Shares held by a holder of "D" Ordinary Shares in the case of a redesignation of "D" Ordinary Shares, shall be applied on a pro-rata basis to the number of E1 Shares held by a holder of E1 Shares in the case of a redesignation of E1 Shares, shall be applied on a pro-rata basis to the number of E2 Shares held by a holder of E2 Shares in the case of a redesignation of E2 Shares and shall be applied on a pro-rata basis to the number of "F" Ordinary

Shares held by a holder of "F" Ordinary Shares in the case of a redesignation of "F" Ordinary Shares Any fractional Shares resulting from any such pro-rata apportionment shall be rounded down to the nearest whole Share In the event that the application of this Article would result in a holder of Shares holding a fraction of 1 (single) Share that fractional entitlement of a single Shares shall be treated as rounded down to zero

7.10.4 the holders of any "B" Ordinary, "C" Ordinary, "D" Ordinary Shares, "E" Ordinary Shares and/or "F" Ordinary Shares to be redesignated shall deliver the certificates therefor (or a suitable indemnity in lieu thereof) to the Company for cancellation, and

7.10.5 the Company shall issue to the persons entitled thereto certificates for the balance of the "B" Ordinary, "C" Ordinary, "D" Ordinary Shares, "E" Ordinary Shares and/or "F" Ordinary Shares and the Deferred Shares resulting from the redesignations

7.11 Redesignation of "E1" Shares and "E2" Shares

7.11.1 The provisions in this Article 7 11 shall automatically be applied immediately following the application of Articles 7 1 to 7 10 (inclusive) on the Redesignation Date

7.11 2 The purpose of this Article 7 11 is to adjust the number of "E1 Shares and/or "E2" Shares in the capital of the Company so that, having first applied the provisions in Article 7 1 to 7 10 above in full on the Redesignation Date, the resulting number of "E1" Shares and/or "E2" Shares may be (further) reduced, on the Redesignation Date, by the redesignation of "E1" Shares and/or "E2" Shares into Deferred Shares by reference to performance of the Group against the Plan Target as at the Redesignation Date, the effect of which redesignation of "E1" Shares and/or "E2" Shares into Deferred Shares will be to reduce the proportion of E Equity Return attributable to the holders of "E2" Shares and increase, by a corresponding amount, the proportion of E Equity Return attributable to the holders of "E1" Shares For the purposes of this Article **"E Equity Return"** means the aggregate realisation or proceeds available to the "E" Ordinary Shareholders as a whole on Exit, or return of capital or winding up,

7.11.3 For the avoidance of doubt, the effect of this Article 7 11 shall

(a) solely be to adjust the relative apportionment of E Equity Return as between E1 Shares and E2 Shares and shall not have the effect of reducing or increasing the overall E Equity Return to the "E" Ordinary Shares as a whole, and

(b) operate entirely independently of but immediately subsequent to the operation of the provisions in Article 7 1 to 7 10 (inclusive) above in full on the Redesignation Date

7.11.4 On the Redesignation Date, conditionally upon the occurrence of the relevant Exit Event (if applicable), such number (if any) of E2 Shares shall automatically be redesignated into Deferred Shares as follows

(a) if 110% or over of the Plan Target is achieved by the Group, no "E2" Shares shall be redesignated into Deferred Shares, or

(b) if 90% or less of the Plan Target is achieved by the Group, 100% of the "E2" Shares shall be redesignated into Deferred Shares, or

(c) if over 90% but less than 110% of the Plan Target is achieved by the Group, such number of "E2" Shares shall be redesignated into Deferred Shares in accordance with the following formula

$$\text{E2toCon} = E2\,x\,\frac{(110 - PPT)}{20}$$

where

"E2toCon" is the number of number of "E2" Shares which shall be redesignated into Deferred Shares,

"E2" is the number of "E2" Shares in issue immediately prior to the operation of this Article 7 11 (but, for the avoidance of doubt, immediately subsequent to the operation of Articles 7 1 to 7 10 (inclusive)),

"PPT" means the percentage performance against Plan Target achieved by the Group and being between (but excluding) 90% and 110%,

(d) reference in this Article to a number of E2 Shares to be redesignated into Deferred Shares expressed as "E2toCon" shall be rounded up to the nearest whole E2 Share if the result of applying the same would result in a fractional share redesignation,

7.11.5 On the Redesignation Date, conditionally upon the occurrence of the relevant Exit Event (if applicable), such number (if any) of E1 Shares shall automatically be redesignated into Deferred Shares as is equal to the number of

E2 Shares remaining in issue after the application of Article 7 11 4

7.12 Redesignation of E1 and/or E2 Shares pursuant to the provisions of Article 7 11 shall be applied on a pro-rata basis to the number of E2 Shares held by a holder of E2 Shares and on a pro-rata basis to the number of E1 Shares held by a holder of E1 Shares Any fractional Shares resulting from any such pro-rata apportionment shall be rounded down to the nearest whole Share In the event that the application of this Article would result in a holder of E2 Shares or a holder of E1 Shares holding a fraction of 1 (single) E2 Share or E1 Share that fractional entitlement of a single E2 Shares or E1 Share shall be treated as rounded down to zero

7.13 For the avoidance of doubt, the application of this Article 7 shall not be deemed to be a variation of the class rights attached to any Equity Share for the purposes of Article 5

8. TRANSFERS OF SHARES

8.1 The Directors

8.1.1 may decline to register the transfer of any Shares (including any transfer of Shares otherwise permitted under Article 9) to any person who in the reasonable opinion of the Directors is carrying on business directly or indirectly in competition with the Company or any member of the Group or any subsidiary undertaking of any holding company of the Company, and

8.1.2 shall decline to register the transfer of any Shares (including any transfer of Shares otherwise permitted under Article 9 but excluding any transfer of Shares to which Article 12 5 applies and excluding any transfer of Shares to a bank or financial institution in connection with the granting to such bank or financial institution of a charge or other security interest over Shares, or in connection with the enforcement of such charge or other security interest, where such charge or other security interest has been approved in advance by the Board and such bank or financial institution adheres or agrees to adhere to the Members Agreement) to any person who has not signed a deed of adherence to each of the Put Option, the Delegated Authority Agreement and the Members Agreement

8.2 The Directors shall not register any transfer of Shares except a transfer permitted by the following provisions of these Articles

8.3 For the purposes of ensuring that a transfer of Shares is duly authorised under the following provisions of these Articles or that no circumstances have arisen whereby a Shareholder may be bound or be required to give or is deemed to have given a Sale Notice (as defined in Article **Error! Reference source not found.**) or, for the purpose of ascertaining when a Sale Notice should have been or is deemed to have been given hereunder, the Directors may

from time to time require any member or the legal personal representatives of any deceased member or the trustee in bankruptcy of any member or the receiver, administrative receiver or liquidator of any corporate member or any person named as transferee in any transfer lodged for registration, to furnish to the Company such information and evidence as the Directors may think fit regarding any matter which they may deem relevant to such purpose Failing such information or evidence being furnished to the satisfaction of the Directors within 7 clear days after such request the Directors shall be entitled to refuse to register the transfer in question or (in case no transfer is in question) may resolve to require by notice in writing that a Sale Notice be given in respect of the Shares concerned If such information or evidence discloses to the satisfaction of the Directors that circumstances have arisen whereby a Shareholder may be bound or required to give or be deemed to have given a Sale Notice, the Directors may resolve by notice in writing to require that a Sale Notice be given in respect of the Shares concerned A resolution of the Directors hereunder shall be binding upon the Shareholders concerned who shall be bound to give a Sale Notice in respect of the Shares concerned forthwith upon receipt of the said notice from the Directors

8.4 In any case where the Directors have duly required a Sale Notice to be given in respect of any Shares and such Sale Notice is not duly given within a period of one week such Sale Notice shall be deemed to have been given at the expiry of the said period and the provisions of these Articles relating to Sale Notices shall take effect accordingly

8.5 A Sale Notice given or deemed to be given pursuant to this Article or Articles 10 or 11 shall not be capable of revocation nor may it specify that unless all relevant Shares are sold by the Company pursuant to the Sale Notice, none shall be so sold Subject as provided to the contrary in this Article or Articles 10 and/or 11, the provisions of Article 10 shall apply to any Sale Notice given or deemed to be given under or pursuant to this Article or Articles 10 or 11 The provisions in Article 10 shall not apply to any transfer of Shares in accordance with Articles 9 or 12

8.6 In any case where a Shareholder (or his personal representatives) has or have been required to give or has been deemed to have given a Sale Notice pursuant to the provisions of this Article or Articles 10 or 11 and subsequently becomes the holder of (or is deemed pursuant to Article 11 to be the holder of) further Shares in the Company by virtue of the holding of any Shares comprised in such Sale Notice (whether by way of rights or bonus issue redesignation transfer or otherwise howsoever) a majority of the Directors may at any time thereafter determine in their absolute discretion that he (or his personal representatives) as appropriate shall be deemed to have served a Sale Notice pursuant to this Article or Articles 10 or 11 (as appropriate) in respect of such further Shares

8.7 Notwithstanding any provision of these articles to the contrary, the Directors shall not refuse to register any transfer of Shares to a bank or financial institution in connection with the granting to such bank or financial institution of a charge or other security interest over Shares, or in connection with the enforcement of such charge or other security interest, where such charge or other security interest has been approved in advance by the Board, no

transfer, disposal, charge, mortgage or other dealing in any Shares or any interest or right therein shall occur, other than the transfer of the whole legal and equitable title to such Shares free from all liens, charges and encumbrances

9. PERMITTED TRANSFERS

9.1 Family Trusts

9.1.1 Any Shares may be transferred by the beneficial owner of such Shares (a **"Beneficial Owner"**) who is an individual to trustees to be held upon Family Trusts of such Beneficial Owner

9.1.2 Where any Shares have been transferred to trustees pursuant to Article 9 1 1 the trustees as the case may be may transfer any such Shares to a person or persons shown to the reasonable satisfaction of the Directors to be the trustees for the time being (on a change of trustee) of the Family Trusts in question

9.1.3 In any case where a member proposing to transfer Shares under this Article 9 1 (the **"Proposing Transferor"**) holds those Shares as a result of an earlier transfer authorised under this Article 9 1 from another member (the **"Original Member"**) the Proposing Transferor may only transfer those Shares to a person to whom the Original Member could have transferred such Shares under this Article 9 1

9.1.4 Where Shares are held by trustees on a Family Trust and any such Shares cease to be held upon Family Trusts (otherwise than in consequence of a transfer authorised under Article 9 1 2) the trustees shall forthwith transfer such Shares to a transferee permitted under Article 9 1 2 and in default thereof the trustees shall be deemed to have given a Sale Notice (as defined in Article **Error! Reference source not found.**) in respect of the Shares in question provided that the price shall be the Issue Price

9.1.5 For the purposes of this Article 9

"Privileged Relation" means the parent or spouse of the Beneficial Owner or any lineal descendant of that person or any person who is or has been married to any such lineal descendant or any stepchild or adopted child of the Beneficial Owner or of any such lineal descendant,

"Family Trust" means a trust (whether arising under a settlement inter vivos or a testamentary disposition by whomsoever made or an intestacy) under which the only persons being (or capable of being) beneficiaries are the individual Beneficial Owner and/or his Privileged Relations and no power of control over the voting powers conferred by such Shares is for the time being

exercisable by or subject to the consent of any person other than the trustees as trustees or the individual Beneficial Owner or his Privileged Relations

9.2 **Employee Trust**

Any Shareholder who is a trustee of an Employee Trust may at any time grant options over and/or transfer any Share which he holds in that capacity to

(a) the new or remaining trustees of the Employee Trust upon any change of trustees, and

(b) any beneficiary of the Employee Trust

9.3 Any Shares and/or any interest therein may be transferred

9.3 1 at any time to any person with the written consent of the holders of not less than 85% in nominal value of the issued Shares for the time being (such 85% to include the holders of 50% or more of the issued "A" Ordinary Shares),

9.3.2 pursuant to the terms of the Put Option, or

9.3.3 to Peter Cullum or to any person nominated by Peter Cullum where the relevant Shares are or were proposed to be purchased by a Defaulting Party (as defined in the Put Option) under the Put Option

10. PRE EMPTION RIGHTS

Section 561 of the Companies Act 2006 is hereby disapplied

11. LEAVERS

11.1 Subject to Article 11 4, a Leaver shall be deemed on the Leaving Date to have served a separate Sale Notice in respect of all of the Shares (in accordance with the relevant provision of Article 11 3) then held by him (and such deemed Sale Notice shall supersede any previous Sale Notice which has not completed) and, subject to Article 11 3, the provisions of Article 10 shall apply (save that the deemed Sale Notice shall be deemed not to include the information set out in Article **Error! Reference source not found.**)

11.2 The provisions of this Article 11 shall not apply if the Leaver is a Good Leaver at any time after the third anniversary of the date upon which the relevant Good Leaver acquired the relevant Shares

11.3 A deemed service of a Sale Notice pursuant to Article 11 1 shall provide that the Price in respect of any Shares the subject of the deemed Sale Notice shall be

11.3.1 in respect of the Shares held by a Very Bad Leaver, who becomes a Very Bad Leaver at any time up to and including the third anniversary of the date upon which the relevant Very Bad Leaver acquired the relevant Shares, £1 00 per Share,

11.3 2 in respect of any "D" Ordinary Shares, "E" Ordinary Shares or "F" Ordinary Shares held by a Bad Leaver, who becomes a Bad Leaver at any time up to and including the third anniversary of the date upon which the relevant Bad Leaver acquired the relevant Shares, £1 00 per Share,

11.3.3 in respect of any other Bad Leaver holding "A" Ordinary Shares and/or "B" Ordinary Shares and/or "C" Ordinary Shares, in respect of his Relevant Percentage (as defined below) of "A" Ordinary Shares, "B" Ordinary Shares or "C" Ordinary Shares the lower of

(a) £1 00 per Share, and

(b) the Fair Price,

and in respect of his Remaining Percentage of "A" Ordinary Shares, "B" Ordinary Shares or "C" Ordinary Shares the higher of

(a) £1 00 per Share, and

(b) the Fair Price,

The **"Relevant Percentage"** and **"Remaining Percentage"** shall be determined in accordance with the date of cessation of employment as set out below

Date of Cessation of Employment	**Relevant Percentage**	**Remaining Percentage**
Up to and including the first anniversary of the date upon which the relevant Leaver acquired the relevant "A" Ordinary Shares, "B" Ordinary Shares and/or "C" Ordinary Shares	100%	0%

Date of Cessation of Employment	Relevant Percentage	Remaining Percentage
After the first anniversary of the date upon which the relevant Leaver acquired the relevant "A" Ordinary Shares, "B" Ordinary Shares and/or "C" Ordinary Shares up to and including the second anniversary of such date	67%	33%
After the second anniversary of the date upon which the relevant Leaver acquired the relevant "A" Ordinary Shares, "B" Ordinary Shares and/or "C" Ordinary Shares up to and including the third anniversary of such date	33%	67%

11.3.4 in respect of Shares held by any Very Bad Leaver or Bad Leaver, who becomes a Very Bad Leaver or Bad Leaver (as the case may be) at any time after the third anniversary of the date upon which the relevant Very Bad Leaver or Bad Leaver acquired the relevant Shares, the lower of the Fair Price as at the third anniversary date (following the application of Article 7) and the Fair Price of the relevant Shares as at the Leaving Date,

11.3.5 in respect of Shares held by a Good Leaver, who becomes a Good Leaver at any time up to and including the third anniversary of the date upon which the relevant Good Leaver acquired any relevant Shares, the higher of

(a) the Issue Price paid for the relevant Shares by the relevant Good Leaver, and

(b) the Fair Price

11.4 The Board may, by notice in writing served on the Company and the Leaver at any time, whether or not the relevant person is at the time of the notice a Leaver, prior to the expiry of six months from the date upon which the relevant person becomes a Leaver, specify that not all of the Leaver's Shares are to be the subject of the deemed Sale Notice and/or may, by notice in writing served on the Leaver, suspend the operation of the provisions of Article 10 for all or any part of such six month period In addition the Board may by notice in writing served on the Company and any Relevant Employee who holds Shares, at any time specify that the Shares (or any of them) held by such person shall be treated as if he is a Good Leaver, whether or not such person is a Leaver at the time of such written notice

11.5 **"Fair Price"** means the price per Share, as at the Leaving Date (or, in the case of the first valuation to be made in accordance with Article 11 3 4, as at the third anniversary date) agreed between the Leaver and the Directors (taking into account the provisions set out below) or, in the absence of such agreement, the price as at such date certified in writing by the Independent Expert as being in its opinion the fair value of the Shares as between a willing seller and a willing buyer provided that the Independent Expert in determining the fair value of any of such Shares shall

11.5.1 in respect of a Bad Leaver or a Very Bad Leaver holding "B", "C", "D", "E" or "F" Ordinary Shares whose Leaving Date occurs prior to a Redesignation Date, apply the provisions of Article 7 as if the Management Percentage has been reduced by 10%,

11.5.2 in respect only of a Good Leaver holding "B", "C", "D", "E" or "F" Ordinary Shares whose Leaving Date occurs prior to a Redesignation Date, assume, notwithstanding any other provision of this Article 11 5, that (i) the provisions of Article 7 have been applied as if references to the Redesignation Date in Article 7 are to the Leaving Date of such Good Leaver, (ii) the relevant Target Projections taken into account for the purposes of the operation of Article 7 2 shall be as at the Leaving Date, and (iii) the redesignation of the relevant D, E or F Ordinary Shares pursuant to Article 7 has taken place on the Leaving Date,

11 5.3 determine the sum which a willing buyer would offer to a willing seller for the whole of the issued share capital of the Company and, assuming that the Company is then carrying on business as a going concern, that it will continue to do so and assuming that the entire issued share capital of the Company is being sold as between a willing buyer and a willing seller by arms length treaty for cash payable on completion, and

11.5.4 divide the resultant figure by the number of issued Shares and outstanding options or rights to acquire Shares (assuming exercise in full),

but so that there shall be no addition or subtraction of any premium or discount arising in relation to the size of the holding which is the subject of the relevant transfer, or in relation to any restrictions on the transferability of the Shares and provided further that the Independent Expert shall take into account in relation to determining the appropriate figure for sub-paragraph 11 5 3 above any bona fide offer from any third party to purchase any holdings the subject of a Sale Notice or bona fide offer for the entire issued share capital of the Company from an unconnected third party within 6 months prior to the relevant valuation date

11.6 The Independent Expert shall certify the Fair Price as soon as possible after being instructed by the Company and, in so certifying, the Independent Expert shall be deemed to be acting as expert and not as arbitrator and the Arbitration Act 1996 shall not apply The certificate

of the Independent Expert shall in the absence of manifest error, be final and binding and the costs of obtaining such certificate shall be borne as directed by the Independent Expert In the absence of a direction as to costs the costs shall be for the account of the Company

12. TRANSFER OF CONTROL

12.1 Notwithstanding any other provision of these Articles no transfer of any Shares (**"Qualifying Shares"**) which if made and registered would result in any person or group of persons acting in concert (as defined by the City Code on Take Overs and Mergers) acquiring control of more than 50 per cent in nominal value of the Shares shall be made or registered unless it is a transfer under Articles 9 1 or 9 2 or

12.1.1 before the transfer is lodged for approval by the Directors for registration the proposed transferee has made an offer in accordance with this Article 12 (a **"Qualifying Offer"**) to purchase all the Shares at the Specified Price, and

12.1.2 before or at the same time as the transfer of the Qualifying Shares is approved by the Directors (subject to stamping) each such accepted offer is completed and the consideration thereunder paid except insofar as failure to complete is due to the fault of the offeree

12.2 A Qualifying Offer shall be in writing and shall be stipulated to be open for acceptance in the United Kingdom for at least 21 days and in default of acceptance in writing within such time by an offeree shall be deemed to have been rejected by such offeree

12.3 For the purposes of this Article

12.3.1 **"Connected Person"** shall have the meaning as set out in Section 839 Income and Corporation Taxes Act 1988 and persons will be regarded as "acting in concert" if they would be so regarded for the purposes of the City Code on Takeovers and Mergers,

12.3.2 **"transfer"** and **"transferee"** shall include respectively the renunciation of a renounceable letter of allotment and the renouncee under any such letter of allotment, and

12.3.3 **"Specified Price"** shall mean

(a) a price per Share of not less than that offered or paid or agreed to be paid by the proposed transferee or any Connected Person with or any person acting in concert with such person (together and each being a **"Relevant Offeror"**) for each Qualifying Share, or, if higher,

(b) if the Relevant Offeror has acquired any Qualifying Shares during the preceding twelve months, the **"Specified Price"** shall mean a price of not less than the highest average price per Qualifying Share of the same class paid or agreed to be paid in respect of all such Shares so acquired during the preceding twelve months including the Qualifying Shares

12.3.4 In determining the price paid or agreed to be paid for a Share for the purposes of Article 12 3 3, there shall be included in each case an amount equal to the relevant proportion of any other consideration (in cash or otherwise) received or receivable by the Relevant Offeror which (having regard to the substance of the transaction as a whole) can reasonably be regarded as forming part of the consideration for the relevant Shares

12.4 In the event of disagreement, the calculation of the Specified Price shall be referred to the Independent Expert (acting as expert and not as arbitrator and acting at the joint expense of the parties concerned) whose decision shall be final and binding In the absence of fraud, the Independent Expert shall be under no liability to any person by reason of his calculation or anything done or omitted to be done by him for the purposes thereof or in connection therewith The proposing transferor and any other Shareholder shall provide the Independent Expert with whatever information the umpire reasonably requests for the purposes of the calculation

12.5 In the event that the holders of 70 per cent in nominal value of the "A" Ordinary Shares shall accept a Qualifying Offer made on arms' length terms by a bona fide purchaser who is unconnected with any of the holders of the "A" Ordinary Shares, each of the other holders of the Shares shall be required to accept the Qualifying Offer on the same terms in respect of all the Shares held by him/it and, if any such member shall refuse or fail to transfer any of the Shares held by him/it in accordance with the provisions of this Article, the Directors may authorise some person to execute and deliver on his/its behalf a transfer or transfers of such Shares to the person or persons making the Qualifying Offer and the Company may give a good receipt for the purchase price for such Shares and may register the purchaser or purchasers as holders thereof and issue to them certificates for the same whereupon the purchaser or purchasers shall become indefeasibly entitled thereto The transferor shall in each case be bound to deliver up his certificate (or a suitable indemnity in lieu thereof) for all of his Shares to the Company whereupon the transferor shall be entitled to receive the purchase price which shall in the meantime be held by the Company on trust for the transferor For the avoidance of doubt, no member of the Towergate Group nor any Towergate Affiliate shall be deemed to be a "bona fide purchaser who is unconnected" for the purposes of this Article

13. PROCEEDINGS AT GENERAL MEETINGS

13.1 The quorum for general meetings shall be two persons entitled to vote on the business to be transacted, one of whom must be an "A" Ordinary Shareholder and the second sentence of Regulation 40 shall not apply

13.2 If under regulation 41 of Table A a meeting is adjourned because a quorum is not present and at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the shareholders present shall form a quorum and Regulations 40 and 41 of Table 'A' shall be modified accordingly

13.3 A poll may be demanded by the Chairman or by any member present in person or by proxy and entitled to vote at the meeting and Regulation 46 of Table A shall be modified accordingly A proxy will be entitled to vote whether on a show of hands or on a poll and Regulation 54 shall be modified accordingly

13.4 Regulation 53 of Table A shall be modified by the addition at the end of the following sentence "If such a resolution in writing is described as a special resolution or as an extraordinary resolution or as an elective resolution, it shall have effect accordingly "

13.5 Regulation 59 of Table A shall be modified by the addition at the end of the following sentence "Deposit of an instrument of proxy shall not preclude a member from attending and voting at the meeting or at any adjournment thereof "

13.6 Regulation 62 of Table A shall be modified by the deletion in paragraph (a) of the words "deposited at" and by the substitution for them of the words "left at or sent by post or by facsimile transmission to" and by the insertion at the end of the regulation after the word "invalid" of the words "unless a majority of the Directors resolve otherwise"

14. DIRECTORS

14.1 Unless and until otherwise determined by ordinary resolution of the Company the number of the Directors shall be not less than 2 nor more than 10

14.2 No person shall be disqualified from being appointed a Director and no Director shall be required to vacate that office by reason only of the fact that he has attained the age of 70 years or any other age, nor shall it be necessary to give special notice under the Act of any resolution appointing, re-appointing or approving the appointment of a Director by reason of his age but where the Board convenes any general meeting of the Company at which (to the knowledge of the Board) a Director will be proposed for election or re-election who has at the date of such meeting attained the age of 70 years, the Board shall give notice of his having attained such age in the notice convening the meeting or in any document sent therewith but the accidental omission to give such notice shall not invalidate any proceedings at that meeting or any election or re election of such Director thereat

14.3 Regulation 68 of Table A shall be modified by the addition at the end of the following sentence "Any such notice may be left at or sent by post or facsimile transmission to the office or such other place as may be designated for the purpose by the Directors "

14.4 A Director shall not retire by rotation and a Director appointed to fill a vacancy or as an addition to the Board shall not retire from office at the Annual General Meeting next following his appointment Regulations 78 and 79 of Table A shall be modified accordingly, reference in Regulations 67, 78 and 84 to retirement by rotation shall be disregarded and the last two sentences of Regulation 79 shall be deleted

14.5 The office of Director shall be vacated if the Director, in the reasonable opinion of all his co-Directors, becomes incapable by reason of mental disorder of discharging his duties as Director, and Regulation 81 of Table A shall be modified accordingly

14.6 The holder(s) of a majority of the issued "A" Ordinary Shares may, at any time and from time to time, remove any Director (other than a "B" Director appointed in accordance with Article 17) from office or appoint any person to be a Director Such removal or appointment shall be effected by notice to the Company signed by or on behalf of such holder or holders (which notice may consist of several documents in the like form each signed by or on behalf of one or more holders) and left at or sent by post or facsimile transmission to the office or such other place designated by the Directors for the purpose Such removal or appointment shall take effect immediately upon receipt of the notice or on such later date (if any) as may be specified in the notice This Article is not to be taken as depriving a person removed under it of compensation or damages payable to him in respect of the termination of his appointment as Director or of any appointment terminating with that as Director

15. PROCEEDINGS OF DIRECTORS

15.1 The quorum necessary for the transaction of business at any meeting of the Directors (and at any adjournment of such meeting) shall be two of which one person shall be an "A" Director and one person shall be a "B" Director and regulation 89 of Table A shall be modified accordingly

15 2 The "A" Directors present at the meeting of the Directors (and at any adjournment of such meeting) shall be entitled to exercise the majority of votes exercisable thereat and Regulation 88 of Table A shall be modified accordingly

15.3 Any Director enabled to participate in the proceedings of a meeting by means of a communication device (including a telephone) which allows all the other Directors present at such meeting (whether in person or by his alternate or by means of such type of communication device) to hear at all times such Director and such Director to hear at all times all other Directors present at such meeting (whether in person or by proxy or by means of such type of communication device) shall be deemed to be present at such meeting and shall be counted when reckoning a quorum

15.4 A Director who is in any way whether directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with Section 317 of the Act Subject to such disclosure as aforesaid a Director may vote in respect of any contract or proposed contract or arrangement in which he is interested and if he does so vote his vote shall be counted and he may be counted in ascertaining whether a quorum is present at any meeting at which any such contract or proposed contract or arrangement shall come before the Directors for consideration and may retain for his absolute use and benefit all profits and advantages accruing to him therefrom For the purposes of this Article

15.4.1 a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any transaction of the nature and extent so specified, and

15.4.2 an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his

16. "A" DIRECTORS

16.1 The majority of the "A" Ordinary Shareholders shall have the right, at any time and from time to time, to appoint up to five Directors of the Company (and if the majority of the "A" Ordinary Shareholders so requires, one of such Directors shall serve as Chairman of the Company) and the following provisions shall have effect

16.1.1 any such appointment shall be effected by notice in writing to the Company by the majority of the "A" Ordinary Shareholders who may, in like manner at any time and from time to time, remove from office any of the "A" Directors appointed pursuant to this Article and appoint any person in place of any "A" Director so removed or dying or otherwise vacating office as an "A" Director, and

16.1.2 on any resolution to remove any "A" Director, the "A" Ordinary Shares held by the "A" Ordinary Shareholder(s) shall together carry one vote in excess of fifty per cent of all the votes exercised at the general meeting at which such resolution is to be proposed and if any such "A" Director is removed pursuant to section 303 of the Act or otherwise, the "A" Ordinary Shareholder(s) may reappoint him or any other person as an "A" Director

17. "B" DIRECTORS

17.1 The holders of 50% or more in nominal value of the aggregate of "B" Ordinary Shares, "C" Ordinary Shares, "D" Ordinary Shares, "E" Ordinary Shares and "F" Ordinary Shares shall have the right, at any time and from time to time, to appoint up to five Directors of the Company and the following provisions shall have effect

17.1.1 any such appointment shall be effected by notice in writing to the Company by the holders of 50% or more of the aggregate of "B" Ordinary Shares, "C" Ordinary Shares, "D" Ordinary Shares, "E" Ordinary Shares and "F" Ordinary Shares (as if the same constituted one class) who may, in like manner at any time and from time to time, remove from office any of the "B" Directors appointed pursuant to this Article and appoint any person in place of any "B" Director so removed or dying or otherwise vacating office as a "B" Director, and

17.1.2 on any resolution to remove any "B" Director, the aggregate of the "B" Ordinary Shares, "C" Ordinary Shares, "D" Ordinary Shares, "E" Ordinary Shares and "F" Ordinary Shares shall together carry one vote in excess of fifty per cent of all the votes exercised at the general meeting at which such resolution is to be proposed and, if any such "B" Director is removed pursuant to section 303 of the Act or otherwise, the holders of 50% or more in nominal value of the aggregate of the "B" Ordinary Shares, "C" Ordinary Shares, "D" Ordinary Shares, "E" Ordinary Shares and "F" Ordinary Shares may reappoint him or any other person as a "B" Director

18. BORROWING POWERS

The Directors may exercise all the powers of the Company without limit as to amount to borrow and raise money and to accept money on deposit and grant any security, mortgage, charge or discharge as they may consider fit for any debt or obligation of the Company or which is binding on the Company in any manner or way in which the Company is empowered so to grant and similarly as they may consider fit to enter into any guarantee, contract of indemnity or suretyship in any manner or way in which the Company is empowered so to enter into

19. INDEMNITIES

19.1 Subject to the provisions of the Act but without prejudice to any indemnity to which he may otherwise be entitled every Director alternate director secretary and other officer or employee for the time being of the Company shall be indemnified out of the assets of the Company against any liability sustained or incurred by him in defending any proceedings whether civil or criminal relating to his conduct as an officer or employee of the Company in which judgment is given in his favour or in which he is acquitted or in connection with any application under Section 144 or Section 727 of the Act in which relief is granted to him by the Court

19.2 The Company shall be entitled to purchase and maintain insurance for any Director or any director of any Group Company against any liability attaching to any such person in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company or any such Group Company

20. **LIEN**

The Company has no lien in respect of its shares (whether fully or partly paid)